EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference as of the 1st day of September, 2012 between ONLINE DISRUPTIVE TECHNOLOGIES, INC., a corporation with offices at 3120 S. Durango Drive, Ste. 305 Las Vegas, NV 89117-4454 USA (the “Company”), and GIORA DAVIDOVITS, an individual having an address of 16 Carter Lane, Andover, MA 01810 (the “Executive”).

The Company is engaged in the business of developing a system to early detect cancerous cells in the body. The Company has offered to employ the Executive on the following terms and conditions and in consideration of those promises and the sum of Fifty ($50.00) Dollars, the Executive agrees to the following terms and conditions of employment.

1.	EMPLOYMENT, TERM, POSITION AND DUTIES

1.1

Position. Effective September 1, 2012 (the “Start Date”), the Executive will serve as the Chief Executive Officer (“CEO”) and President of the Company and in such other related capacity as the Company may from time to time reasonably require. Executive shall also continue in the capacity as a member of the Company’s board of directors.

1.2	Term. The Executive’s employment with the Company will commence on the Start Date and will end on August 31, 2017 (the “Term”) unless terminated sooner pursuant to Article 5 of this Agreement.

1.3	Duties. The Executive will perform such duties as are regularly and customarily performed by the CEO and President of a company, including but not limited to, being accountable and responsible for:

	(a)	the Company’s overall financial, strategic, regulatory and operational matters;

	(b)	preparing and executing long term and yearly business plans and budgets, corporate strategies, and policies and programs for approval by the Board;

	(c)	hiring and firing key executives and ensuring that the Company has a succession plan;

	(d)	providing leadership with regard to the Company’s operations including compliance with Company policies and laws; and

	(e)	performing such other duties that are consistent with the Executive’s position and which the Board shall, from time to time, reasonably direct.

1.4	Reporting. The Executive will report to and take directions from the Board of Directors (the “Board”) or such other person as the Board may designate.

1.5	Time and Efforts. During the Executive’s employment with the Company, the Executive will:

(a)	diligently, honestly and faithfully serve the Company and use his commercially reasonable efforts to promote and advance the interests of the Company;

(b)	devote significant time and effort and attention to the business and affairs of the Company, its affiliates and subsidiaries;

(c)	perform his duties in accordance with applicable laws and in accordance with the Company’s policies and procedures as established and updated by the Company from time to time; and

(d)	not be engaged, employed or associated with any other business venture without the written consent of the Board.

1.6

Fiduciary Obligations. The Executive acknowledges that as the CEO and President of the Company, he is an officer and fiduciary of the Company and occupies a position of trust and confidence and that he will develop and acquire wide experience and knowledge on all aspects of the Company’s business. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company. Without limiting the generality of the foregoing, the Executive will observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest, and will not assume any fiduciary obligations to any other entity without the approval of the Company, which approval is deemed given in connection with Executive’s work for Achieving Better Control, Inc. Notwithstanding the foregoing and provided that the same shall not otherwise constitute a breach of Executive’s obligations or covenants hereunder or impair or materially interfere with the performance of Executive’s responsibilities hereunder, Executive shall be free to engage in other civic, political and social activities, perform speaking engagements, and manage his personal passive investments, provided that such activities do not materially interfere with his obligations to the Company, and are not rendered for a company which transacts business with the Company or engages in business competitive with that conducted by the Company.

2.	COMPENSATION & BENEFITS

2.1	Base Salary. The Company will pay the Executive a salary of $250,000 per annum, payable in equal bi-weekly payments (the “Base Salary”). The Base Salary will be reviewed annually by the Board.

2.2	Stock Options. Executive will receive on the date hereof:

(a)

a grant of Three Million Seven Hundred and Fifty Thousand (3,750,000) options to purchase common stock in the Company at an exercise price of $0.01 per share (the “Options”). The Options vest immediately and will be exercisable for ten (10) years in accordance with the terms of the Company’s Stock Option Agreement (which agreement will be provided to the Executive by the Company within ten (10) days of the date of this Agreement); and

(b)

to grant future stock options at the discretion of the Board at the prevailing market price, in accordance with compensation policies determined by the Board for directors, employees and executives. The vesting and exercise of such options will be governed by the Company’s Stock Option Plan.

2.3

Bonus. The Executive will be eligible to participate in the Company’s bonus plan in accordance with the terms of such plan when adopted by the Board. The amount of any such bonus shall be based on the achievement of performance goals established with the mutual consent of the Company and Executive.

2.4	Contributions to 401K Plan. The Company agrees to match, up to a maximum of $17,500 per annum, any annual contributions that the Executive may make to a 401K or similar plan created by the Executive.

2.5

Vacation. The Executive will be entitled to four (4) weeks paid vacation each calendar year to be taken at such time or times as the Executive may select and as the Board may reasonably approve having regard to the business affairs and operations of the Company.

2.6

Employee Benefits. Subject to meeting any eligibility requirements, the Executive will be entitled to group extended health and dental, life and long-term disability insurance, pension and other benefits which the Company may offer from time to time to its senior executive team (the “Employee Benefits”).

(a)

Employee Benefits are provided in accordance with formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of the documents or policies establishing the benefits in issue.

(b)

The Company reserves the right to unilaterally revise the terms of the Employee Benefits or to eliminate any Employee Benefits altogether, each on no less than ninety (90) days’ written notice to Executive. The Executive agrees that any changes to the Employee Benefits will not affect or change any other part of this Agreement.

(c)

If the Company does not offer health or dental insurance for any reason, it will reimburse the Executive for his reasonable costs of health and dental insurance, which insurance has terms similar to other that available to executives of similar corporations in the United States.

2.7

Expenses. The Company will reimburse the Executive on a monthly basis, for expenses reasonably and properly incurred by him in the performance of his duties and responsibilities under this Agreement, which expenses will be verified in writing by the Executive. Such expenses will include, but not be limited to, travel, cell phone, laptop, etc. Air travel by Executive for Company purposes shall be coach class for flights within the United States, and business class for transcontinental flights.

3.	CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

3.1	Confidential Information.

(a)

The Executive hereby acknowledges that as an employee of the Company, the Executive will acquire information, whether or not originated by the Executive, about certain matters which are confidential or proprietary to the Company. These matters include but are not limited to, books of business, ideas, techniques, processes, know-how, trade and business secrets, data, computer software, lists of names and addresses of present and prospective customers and clients, details, including terms, of verbal and written contracts between the Company and its customers and clients, lists of suppliers, marketing and business plans, forecasts, personnel and financial information, internal pricing and cost information, services and operational manuals, future plans and strategies of the Company that have been or are being discussed and confidential information belonging to third parties which the Company has an obligation to hold in confidence (collectively the “Confidential Information”).

(b)

The Executive hereby acknowledges and agrees that all Confidential Information is the exclusive property of the Company. The Executive further acknowledges that the Confidential Information could be used to the detriment of the Company and that disclosure of the Confidential Information could cause irreparable harm to the Company. Accordingly, the Executive agrees to treat confidentially all of the Confidential Information and not to disclose it to any third party or to use it for any purpose either during the Executive’s employment (except as may be necessary in the proper discharge of the Executive’s duties), or after termination of employment (whether such termination is occasioned by the Executive, by the Company with or without cause or by mutual agreement), except with the written permission of the Company.

(c)

All notes, data, tapes, compact discs, reference items, sketches, drawings, memoranda, records, diskettes and other materials, whether in hard copy or on electronic media, in any way relating to any of the Confidential Information, produced by the Executive or coming into the Executive’s possession by or through the Executive’s employment, will belong exclusively to the Company. The Executive agrees to turn over to the Company all copies of any such materials in the Executive’s possession or control, immediately at the request of the Company or, in the absence of a request, on the termination of the Executive’s employment with the Company.

3.2	Intellectual Property.

(a)

For the purpose of this section Developments means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

		(i)	result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information;

		(ii)	are conceived or made by the Executive (individually or in collaboration with others) during the term of the Executive’s employment by the Company;

	(iii)	result from or derive from the use or application of the resources of the Company; or

	(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research and development by the Company.

(b)

The Executive agrees that all Developments will be the exclusive property of the Company and that the Company will have sole discretion to deal with Developments. The Executive agrees that no intellectual property rights in the Developments are or will be retained by the Executive. For greater certainty, all work done during the term of the Executive’s employment for the Company is the sole property of the Company, as the first author for copyright purposes and in respect of which all copyright will vest in the Company.

(c)

In consideration of the compensation and Employee Benefits the Executive receives under the terms of this Agreement, the Executive irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein, including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in the United States and worldwide to the Company and the Executive will hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company.

(d)

The Executive agrees to do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Executive’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of employment, the Executive will provide that cooperation so long as the Company pays the Executive reasonable compensation for the Executive’s time at a rate to be agreed between the Executive and the Company.

4.	NON-COMPETITION AND NON-SOLICITATION

4.1

Non-Competition. While the Executive is employed by the Company and for a period of twelve (12) months immediately following the termination of the Executive’s employment for any reason, the Executive covenants and agrees not to become engaged, directly or indirectly, as an employee, consultant, partner, principal, agent or advisor in a business anywhere in the United States that competes directly with the Company, without the Company’s written consent.

4.2

Non-Solicitation. While the Executive is employed by the Company and for a period of twenty four (24) months immediately following the termination of the Executive’s employment for any reason, the Executive covenants and agrees not to directly or indirectly contact or solicit any Client or Customer of the Company for the sole purpose of terminating their relationship with the Company. For the purpose of this section, “Client or Customer” includes anyone whom the Executive dealt directly with as an actual or potential client or customer of the Company.

4.3

Non-Solicitation of Employees. While employed by the Company and for a period of twenty four (24) months immediately following the termination of employment for any reason, the Executive covenants and agrees not to directly or indirectly solicit, or induce, or attempt to induce, any persons who were employees of the Company at the time of the Executive’s termination or during a period of 90 days immediately preceding such termination, to terminate their employment with the Company.

5.	TERMINATION

5.1

Resignation. Nothing in this Agreement prohibits the Executive from resigning at any time prior to the end of the Term, provided the Executive gives the Company at least 60 days’ prior written notice. The Company may waive such notice in whole or in part at its sole discretion and if the Company waives all or part of the notice of resignation given by the Executive prior to the expiry of the notice period, the Company will pay to the Executive an amount equal to the Base Salary for the balance of the notice period. If the Executive resigns, he will not be entitled to any payment in respect of severance, nor will he be entitled to any bonus payments in respect of the year in which the resignation takes effect; provided, however, he will retain all unexercised vested Options.

5.2	Company’s Right to Terminate for Just Cause. Notwithstanding any other provision in this agreement, the Company may terminate the employment of the Executive at any time for Just Cause.

5.3

Termination Without Just Cause or Change of Control. The Company may terminate the Executive’s employment at any time without Just Cause by providing the Executive with ninety (90) days prior written notice. In the event the Company terminates the Executive’s employment without Just Cause or in the event of a Change of Control (as defined in Section (d) below), the Company agrees to:

(a) continue to pay the Executive his Base Salary for a period of two (2) years from the date the Executive’s employment is terminated or the Change of Control occurs (the “Relevant Period”); and

(b) continue to provide, for the duration of the Relevant Period, such Employee Benefits as may be permitted by and in accordance with the formal plan which governs each of the Employee Benefits.

5.4

Termination by Executive for Cause. If: (i) there is a significant reduction in Executive’s authority, duties or responsibilities; (ii) Executive’s Base Salary is reduced; (iii) the Company fails to pay Executive’s salary, benefits, incentive awards or other monetary payments when due; (iv) Executive is required to undertake business travel substantially greater than previous business travel obligations; or (v) Executive’s position and duties with the Company are relocated by the Company to a location greater than 50 miles from Andover, Massachusetts, without Executive’s consent; then, in any such event, Executive may elect to terminate his employment with the Company and receive the benefits set forth above in Section 5.3(a) and 5.3(b).

5.5	Definitions. Where used herein and anywhere in this Agreement:

(c)	“Just Cause” means:

	(i)	the Executive’s wilful failure to properly discharge his lawful duties, or any material breach or non-observance by the Executive of any material provision of this Agreement;

(ii)

the Executive’s conviction for any crime respecting the property of the Company, or the Executive’s personal honesty, or the formal charge of the Executive of a securities violation by a regulatory authority having jurisdiction over the Company; or

	(iii)	the Executive’s breach of his fiduciary duties owed to the Company as an officer or director provided it has a material adverse effect on the Company.

(d)	“Change of Control” means an event occurring after the effective date of this Agreement pursuant to which:

(i)

a merger, amalgamation, arrangement, consolidation, reorganization, business combination or transfer takes place in which more than 50% of the total combined voting power of the Company’s outstanding voting securities are acquired by a person or persons different from the person holding those voting securities immediately prior to such event, and the composition of the Board of Directors of the Company following such event is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the event; provided that no transaction conducted by the Company primarily for financing purposes of its operations shall be included in a “Change of Control”;

(ii)

any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding acquires, directly or indirectly, 50% or more of the voting rights attached to all outstanding voting securities;

(iii)

any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement or commitment or understanding acquires, directly or indirectly, the right to appoint a majority of the directors of the Company; or

(iv)

the Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company.

5.4

Deemed resignation as Director. Unless otherwise agreed to by the Company, the Executive will be deemed to have resigned from all offices and directorships for the Company and its affiliates effective on the last date of the Executive’s employment with the Company.

6.	GENERAL

6.1

Insurance. The Company will obtain third party liability insurance for the Executive (including directors and officers liability insurance) insuring the Executive for any claims arising from the negligent acts or omissions of the Executive or the Company during the period the Executive was employed by the Company.

6.2	Obligations Continue. The Executive’s obligations under Articles 3 and 4 will remain in full force and effect notwithstanding termination of this Agreement for any reason.

6.3	Amendment. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.

6.4

Compliance with Policies and Laws. The Executive agrees to abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct. The Executive also agrees to abide by all laws applicable to the Company, in each jurisdiction that the Company does business.

6.5

Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Massachusetts and each of the parties hereby irrevocably attorns to the jurisdiction of the courts of Massachusetts with respect to any disputes arising out of this Agreement.

6.6

Notices. Any notice given or required to be given under this Agreement will be in writing and signed by or on behalf of the party giving it. Such notice may be served personally and in either case may be sent by priority post to the addresses of the parties noted on page one of this Agreement, or by fax, email or other electronic transmission. Any notice served personally will be deemed served immediately, and if mailed by priority post will be deemed served seventy two (72) hours after the time of posting, and if by electronic transmission, upon successful transmission.

6.7

Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

6.8

Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

6.9

Assignment of Rights. The Company will have the right to assign this Agreement to another party. The Executive shall not assign the Executive’s rights under this Agreement or delegate to others any of the Executive’s functions and duties under this Agreement, without the prior express written consent of the Company, which consent may be withheld at the Company’s sole discretion.

6.10

Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

6.11	Currency. Unless otherwise specified herein all references to dollar or dollars are references to United States dollars.

6.12

Further Assurances. Each of the Executive and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as required for the purposes of giving effect to this Agreement.

6.13

Counterparts/Facsimile Execution. This Agreement may be executed in several parts in the same form and such parts as so executed will together constitute one original document, and such parts, if more than one, will be read together and construed as if all the signing parties had executed one copy of the said Agreement.

6.14	Headings. The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this Agreement.

6.15

Legal Advice. The Executive acknowledges and agrees that the Executive has had the opportunity to seek, and has not been prevented or discouraged by the Company from seeking, independent legal advice prior to the execution and delivery of this Agreement by the Executive.

INTENDING TO BE LEGALLY BOUND, the parties hereunto have signed this agreement as of the 1st day of September, 2012.

ONLINE DISRUPTIVE TECHNOLOGIES, INC.

Per: /s/ Benjamin Cherniak
       Authorized Signatory

SIGNED by GIORA DAVIDOVITS in the	)
presence of:	)
)
/s/ Rebecca Sload	)
Signature	)
Rebecca Sload	)	/s/ Giora Davidovits
Print Name	)	GIORA DAVIDOVITS
16 Carter Ln	)
Address	)
Andover, MA 01810)
)
Archaeologist	)
Occupation	)